Exhibit 21.1

ORGENESIS INC.

List of Subsidiaries

•	MaSTherCell Global Inc.

•	Orgenesis SPRL

•	Orgenesis Ltd.

•	Orgenesis Maryland Inc.

•	Atvio Biotech Ltd.

•	CureCell Co. Ltd.

•	Cell Therapy Holdings S.A.

•	Masthercell U.S., LLC